As filed with the U.S. Securities and Exchange Commission on July 3, 2025.

Registration No. 333-286923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GROWHUB LIMITED

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7374	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

60 Paya Lebar Road

#12-37 Paya Lebar Square

Singapore 409051

+65 6993 9430

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111	Mark Y. Liu, Esq. Christina Russo, Esq. Akerman LLP 633 West Fifth Street, Suite 6400 Los Angeles, California 90071 (213) 688-9500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-286923), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on May 2, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against wilful default, fraud or the consequences of committing a crime. Our articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trust unless such actions, costs, charges, losses, damages and expenses arise from wilful default, wilful neglect or fraud which may attach to such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

THE GROWHUB LIMITED was incorporated in the Cayman Islands on April 12, 2024 as an exempted company with limited liability. Upon incorporation, the Company issued 1 Ordinary Share to Chan Choon Yew Lester for the consideration of US$0.0005. At the consummation of our reorganization, our authorized share capital was US$50,000 divided into 100,000,000 Ordinary Shares of nominal or par value US$0.0005 each, comprising (a) 75,000,000 Class A Shares of a nominal or par value of US$0.0005 each, and (b) 25,000,000 Class B Shares of a nominal or par value of US$0.0005 each.

On August 23, 2024, the shareholders of GrowHub BVI, including Chan Choon Yew Lester, Tan Mei Chin, Ngo Woon Kiat Alec, Chai Chun Kiat, Loo Jian Lin Aaron, Chong Nien Lin Danny, Huang Junli Christopher, Masanori Nakatani, Lim Wei Siong, who are the current principal shareholders of the Company, subscribed for 11,116,470 Class A Ordinary Shares and 10,433,339 Class B Ordinary Shares in the Company, the consideration of which was the transfer of their total shareholdings in GrowHub BVI to the Company.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

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Item 8. Exhibits.

(a) Exhibits.

The following documents are filed as part of this registration statement:

1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of the Company
4.1**	Specimen Certificate for Class A Ordinary Shares
4.2**	Form of Underwriter’s Warrant
5.1**	Opinion of Harney Westwood & Riegels Singapore LLP as to the validity of the Ordinary Shares
5.2**	Opinion of Drew & Napier LLC, as to certain Singapore Legal Matters
5.3**	Opinion of Loeb & Loeb LLP as to the legality of the underwriter’s warrants
10.1**	Form of Employment Agreement, by and between the registrant and its Executive Officer.
10.2**	Form of Independent Director Agreement by and between the registrant and its Independent Director.
10.3**	Comprehensive Partnership Agreement dated September 8, 2023 by and between GrowHub Innovations Australia and Kyoto Sangyo University
10.4**	Memorandum of Understanding dated November 17, 2023 by and between Menjong Sorig Pharmaceuticals Corporation Ltd., Druk Holding & Investments Ltd., The GrowHub Innovations Company Pte ltd, and Trend Tech Consultancy
10.5**	Lease Agreement dated February 28, 2023 by and between the Shire of Murray, GrowHub Innovations Australia and GrowHub Innovations Singapore
10.6**	2024 Employee Incentive Plan
14.1**	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1*	Consent of Audit Alliance LLP
23.2**	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)
23.3**	Consent of Drew & Napier LLC (included in Exhibit 5.2)
23.4**	Consent of Loeb & Loeb LLP (included in Exhibit 5.3)
24.1*	Power of Attorney (included on signature page to the registration statement)
99.1**	Charter of the Audit Committee
99.2**	Charter of the Compensation Committee
99.3**	Charter of the Nominating and Corporate Governance Committee
99.4**	Insider Trading Policy
99.5**	Executive Compensation Recovery Policy
107**	Calculation of Registration Fee

*	Filed herein.
**	Previously Filed.

(b) Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on July 3, 2025.

THE GROWHUB LIMITED

By:	/s/ Chan Choon Yew Lester
Name:	Chan Choon Yew Lester
Title:	Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chan Choon Yew Lester his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Chan Choon Yew Lester	Chief Executive Officer and Director	July 3, 2025
Chan Choon Yew Lester	(Principal executive officer)

/s/ Tan Mei Chin	Director and Chief Financial Officer	July 3, 2025
Tan Mei Chin	(Principal financial and accounting officer)

/s/ Huang Junli Christopher	Independent Director	July 3, 2025
Huang Junli Christopher

/s/ Masanori Nakatani	Independent Director	July 3, 2025
Masanori Nakatani

/s/ Raymond Tan	Independent Director	July 3, 2025
Raymond Tan

/s/ Lim Wei Siong	Independent Director	July 3, 2025
Lim Wei Siong

/s/ Chong Nien Lin Danny
Chong Nien Lin Danny	Non-executive Director	July 3, 2025

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of THE GROWHUB LIMITED, has signed this registration statement in New York, on July 3, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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